UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): January 23, 2020

BOXLIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	8211	46-4116523
(State of Incorporation)	(Primary Standard Industrial Classification Code Number.)	(IRS Employer Identification No.)

BOXLIGHT CORPORATION

1045 Progress Circle

Lawrenceville, Georgia 30043

(Address Of Principal Executive Offices) (Zip Code)

678-367-0809

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock $0.0001 per share	BOXL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 23, 2020, Boxlight Corporation, a Nevada corporation (the “Company”) was notified by the Nasdaq Stock Market, LLC (“Nasdaq”) of the Company’s noncompliance with the continued listing requirements set forth in Nasdaq Listing Rules 5605(b)(1) and 5605(c)(2) as a result of the Company’s board of directors no longer being comprised of a majority of independent directors and its audit committee consisting of only two independent directors. These deficiencies came about as a result of the Company’s appointment of its independent director and audit committee chair, Harold Bevis, to the position of the Company’s Chairman and Chief Executive Officer, thus causing the board of directors to no longer be independent and the audit committee to be short one independent director.

The Company has been aware of these deficiencies and is working to rectify such deficiencies by locating and appointing two independent directors who will be qualified to serve on the board of directors, at least one of whom will qualify under the Nasdaq Listing Rules to serve as audit committee chairman.

Nasdaq has been informed of the Company’s plans and Nasdaq has granted the Company 45 days, or until March 9, 2020, to either regain compliance or submit to Nasdaq a letter detailing how the Company intends to regain compliance, in which case Nasdaq has indicated to the Company that it may be granted up to an additional 180 days to regain compliance with the Nasdaq Listing Rules. The Company is confident that it will regain compliance within the allotted time frame set forth by Nasdaq’s Listing Qualification Department.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 28, 2020

BOXLIGHT CORPORATION

By:	/s/ Takesha Brown
Name:	Takesha Brown
Title:	Chief Financial Officer